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                                                                   Exhibit 10.9

                   TRANSCONTINENTAL GAS PIPE LINE CORPORATION
                           INTERCONNECT, REIMBURSEMENT
                             AND OPERATING AGREEMENT

                         TENASKA GEORGIA PARTNERS, L.P.

         THIS AGREEMENT ("AGREEMENT") is made and entered into as of the 18th day of August, 1999, by and between TRANSCONTINENTAL GAS PIPE LINE CORPORATION ("Transco") and TENASKA GEORGIA PARTNERS, L.P. ("Customer").

                                   WITNESSETH:

         WHEREAS, Customer has requested that Transco construct a new delivery point to Customer near milepost 1001.73 on Transco's mainline in Heard County, Georgia, referred to as the "Tenaska Meter Station"; and

         WHEREAS, Transco and Customer desire to enter into this Agreement to set forth the terms and conditions under which Transco's costs to construct and operate the Tenaska Meter Station will be recovered from Customer and under which the Tenaska Meter Station will be constructed and operated.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and intending to be legally bound, Transco and Customer hereby agree as follows:



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                                    ARTICLE I

                       GENERAL PROVISIONS FOR CONSTRUCTION

         A. Based on Customer's representation that the natural gas to be delivered to the Tenaska Meter Station will not be delivered to, or for the account of, an end-user that is currently being served by a local distribution company, Transco, subject to the terms and conditions hereof, will construct the Tenaska Meter Station pursuant to the automatic authorizations provisions of
Section 157.211(a) of the Federal Energy Regulatory Commission ("FERC") regulations.

         B. As soon as reasonably practicable after execution of this Agreement by both parties and prepayment by Customer, Transco will begin engineering design and material procurement for the Tenaska Meter Station. After receipt and acceptance of all requisite governmental approvals, Transco shall schedule the construction of the Tenaska Meter Station; provided that such construction shall be scheduled consistent with the operating needs of Transco's system but without unreasonable delay. If practical, such construction schedule shall provide for a target in-service date for Transco's Facilities nine months from the date that Customer has made the prepayment to Transco. Transco makes no warranties as to completion of Transco's Facilities by the target in-service date; nevertheless, if Transco, despite its reasonable diligence, is unable to complete construction and place Transco's Facilities into operation by such date, Transco will proceed with reasonable diligence to complete construction and place Transco's Facilities into operation at the earliest practical date thereafter.


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         C. In order to establish the interconnection between the natural gas facilities of Transco and Customer, Transco shall design, construct, own, operate and maintain certain facilities as may be required in Transco's sole opinion, which shall hereinafter be collectively referred to as "Transco's Facilities." In addition, Customer shall design, construct, own, operate and maintain the necessary facilities to receive gas from the Tenaska Meter Station, which shall hereinafter be collectively referred to as "Customer's Facilities." Exhibit A, attached hereto and hereby made part of this Agreement, shall provide a detailed description and location of Transco's Facilities and Customer's Facilities. Transco's Facilities and Customer's Facilities shall herein be collectively referred to as the "Interconnection."

         D. The Tenaska Meter Station shall be built in compliance with the specifications set forth in the American Gas Association Gas Measurement Report No. 3, "Orifice Metering of Natural Gas," Transco Specification Number 1.0101.02, "Design Guidelines for Onshore Measuring and Regulating Stations," and Transco Specification Number 3.3400.01, "Specification for Meter Tube Fabrication and Testing," each as in effect at the time of installation.

         E. Transco's data acquisition and communications equipment shall be integrated with the meter station and associated facilities and shall provide for electronic flow measurement and an electric signal that is proportional to the flow rate. Customer shall not make repairs, adjustments or modifications to that equipment without the prior written consent of Transco.

         F. Customer's Facilities shall be designed to have a Maximum Allowable Operating Pressure ("MAOP") equal to or greater than the MAOP of the Tenaska Meter Station.


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         G. The designated point of tie-in and ownership change between the
Tenaska Meter Station and Customer's Facilities at the Interconnection shall be located at the isolating flange immediately downstream of Transco's meter tube outlet header. Transco shall own such flange and all facilities upstream thereof, and Customer shall own all facilities downstream of such flange.

         H. Transco shall cathodically isolate Transco's Facilities from those of Customer at the point of ownership change.

         I. Customer shall be responsible for the cathodic protection of Customer's Facilities.

         J. Transco shall acquire the necessary land rights for the Tenaska Meter Station subject to review by Customer, which review shall not be unreasonably withheld.

         K. Upon request by Transco, Customer shall procure and install, at its sole cost and expense, the electric utility service required to operate the Tenaska Meter Station, including the station lighting, communication equipment and associated facilities. The installation of such equipment shall be scheduled at a time agreeable to Transco and Customer.

         L. Transco's pressure and transportation service obligations for deliveries to Customer at the Tenaska Meter Station shall be governed by the transportation service agreement(s) between Transco and Customer and Transco's FERC Gas Tariff.

         M. Customer shall provide notice to Transco's Director of Field Operations for the Atlanta Division (currently Mr. D. J. Williams) by telephone at 770-981-2511 or Transco's Gas Control at (800) 248-0404, no less than seventy-two (72) hours prior to commencement of any work which may be located in the vicinity of any Transco facility at or near the Tenaska Meter Station. The installation of all facilities shall be carried out


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in a manner which does not interfere with Transco's operations and while the
Transco system remains in service under normal operating pressure. Any work being performed pursuant to this Agreement or otherwise in the vicinity of any Transco facility at the Tenaska Meter Station which, in the sole determination of Transco, endangers any facilities or personnel shall be terminated immediately.

         N. Any work being performed pursuant to this Agreement or otherwise in the vicinity of the Tenaska Meter Station by Transco which, in the sole determination of Tenaska, endangers any facilities or personnel shall be terminated immediately.

                                   ARTICLE II
                                  REIMBURSEMENT

         A. Customer shall reimburse Transco for all costs, expenses, overheads and, if applicable, AFUDC incurred by Transco pursuant to this Agreement.

         B. Transco has estimated the total reimbursable cost hereunder to be $1,208,000. After execution of this Agreement and prior to commencement of engineering design and material procurement by Transco, Customer shall pay Transco this estimated amount by wire transfer, and Transco shall credit this amount as a prepayment toward the actual reimbursable costs.

         C. The parties recognize that Transco may incur unforeseen legal, regulatory or other costs pursuant to this Agreement, such that the prior estimated costs (described in Article II, Paragraph B above) may not be representative of Transco's actual costs, and Customer's obligations are for reimbursement of Transco's actual costs. To the extent that circumstances dictate revision(s) of the cost estimate above, Customer agrees to make additional payment(s) to Transco consistent with such


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revision(s) to fund the difference. As soon as practical, after the earlier of
(i) the completion of the Interconnection or (ii) termination of this Agreement pursuant to Article VI below, but not later than 60 days after completion of the as-built drawings, Transco shall render to Customer a detailed listing of the actual costs incurred by Transco.

         D. As a result of certain Internal Revenue Service rulings reimbursement for this project constitutes a contribution in aid of construction, which is a taxable event, the total amount due Transco shall be increased to the extent necessary to reimburse Transco for the income tax effect of all payments to Transco hereunder for Transco's Facilities. This tax reimbursement will be in addition to any other payments by Customer and shall be paid by Customer concurrently with the prepayment. Transco estimates the tax reimbursement to be $362,400.

         E. If Transco's actual costs exceed Customer's prepayment(s), then Transco will include with the listing referred to in Article II, Paragraph C above, an invoice for the excess amount and Customer shall pay or cause to be paid by wire transfer to Transco the full amount of such invoice within thirty
(30) days of the date of the invoice. Should Customer fail to make timely payment of the amount of the invoice, then Transco shall be entitled to collect the amount of such invoice together with interest at a rate equal to the prime rate from time to time charged by Citibank, N.A., or its successor. Interest shall accrue on unpaid amounts, including unpaid interest compounded daily, beginning on the payment due date of Transco's invoice to Customer and shall terminate when such invoice is paid.

         F. If Transco's actual costs are less than the Customer's prepayment(s), then Transco shall refund to Customer the difference. The refund shall be made by bank check and shall be included with Transco's detailed listing of costs. If the refund is not


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included with Transco's detailed listing of costs, interest will be calculated on the refund amount in accordance with that provided for in Article II. E.
above.

         G. If Transco's actual costs are disputed in good faith by Customer, the parties shall work together to seek a mutually agreeable resolution of the dispute; provided, however, that no such dispute shall delay or otherwise interfere with either party's obligation to render payments to the other party as set forth in this Article II. Payment of costs by Customer or acceptance of payments by Transco shall not prejudice any claim by the parties relating to the disputed portion of Transco's actual costs.

         H. All costs will be accumulated and recorded in accordance with the FERC's Uniform System of Accounts. Customer, after fifteen (15) days notice in writing to Transco, shall have the right during normal business hours to audit, at Customer's own expense, all books and records of Transco relating to Transco's construction of the facilities described herein. Customer shall have one (1) year after the date of receipt of the detailed cost listing described above in which to make such an audit. After such one (1) year period, Customer's right to audit shall expire and Transco's records shall be presumed to be correct.

                                   ARTICLE III
                            OPERATION AND MAINTENANCE

         A. Transco and Customer shall operate and maintain their respective facilities in accordance with sound and prudent practices existing in the pipeline industry and in compliance with all valid and applicable laws, orders, directives, rules and regulations of governmental authorities having jurisdiction.


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         B. Transco shall be responsible for the custody transfer of gas at the
Interconnection and shall provide two (2) electric signals at the Interconnection from Transco's data acquisition equipment that is proportional to the flow rate. Such signals will include temperature, pressure, Btu content, gas quality and flow data.

         C. The quality and measurement of gas delivered to Customer at the Interconnection shall be in accordance with Transco's currently effective FERC Gas Tariff, as amended from time to time.

         D. Customer's Facilities shall be operated by Customer at pressures which are lower than Transco's daily operating pressure(s) at the Tenaska Meter Station.

         E. If Customer, in Transco's sole opinion reasonably exercised, fails to comply with any provision of this Agreement, Transco shall have the right, upon reasonable notification to Customer and subject to any necessary regulatory authorizations, to suspend the flow of gas through the Interconnection. Customer shall reimburse Transco for any costs incurred as a result of such suspension of gas flow. Transco shall not be required to resume gas flow through the Interconnection until Customer has corrected, in Transco's sole opinion, the area(s) of noncompliance with this Agreement.

                                   ARTICLE IV
                                INDEMNITY/DAMAGES

         A. Transco shall hold harmless, defend and indemnify Customer, its agents, partners, officers, directors, stockholders, lenders, representatives and employees (collectively, "Customer Indemnified Parties") from and against any and all claims, actions, settlements, liabilities, losses, costs, damages, fines, judgments, demands and expenses (including, without limitation, fees and disbursements of counsel incurred by


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the indemnified parties in any action or proceeding between the indemnifying party and the indemnified parties or between the indemnified parties and any third party or otherwise) (collectively "Claims") for injury to or death of persons or damage to or loss of property incurred by or asserted against any of the Customer Indemnified Parties which are (1) caused by the activities of, or due to the placement of materials by, Transco, its agents, affiliates, officers, directors, representatives, employees, contractors or subcontractors, and/or (2) otherwise resulting from the actions or omissions of Transco, its parent and affiliated companies, and its and their respective agents, officers, directors, representatives, employees, contractors or subcontractors arising out of, relating to or incident to the performance of this Agreement. Customer shall immediately notify Transco in writing of any such Claim for which Transco shall be requested to indemnify the Customer Indemnified Parties hereunder. Notwithstanding the foregoing, Transco shall not be required to hold harmless, defend or indemnify the Customer Indemnified Parties for any environmental Claims which are attributable to the condition of the land upon which the Interconnection is constructed or from activities by any party other than Transco, its parent and affiliated companies, and their respective agents, officers, directors, representatives, employees, contractors or subcontractors on or with respect to such land.

         B. Customer shall hold harmless, defend and indemnify Transco, its parent and affiliated companies, and its and their respective agents, officers, directors, stockholders, lenders, representatives and employees (collectively "Transco Indemnified Parties") from and against all Claims for injury to or death of persons or damage to or loss of property incurred by or asserted against any of the Transco Indemnified Parties which are (1) caused by activities of, or due to the placement of


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materials by, Customer, its agents, affiliates, officers, directors, representatives, employees, contractors or subcontractors, and/or (2) otherwise resulting from the actions or omissions of Customer, its agents, affiliates, officers, directors, representatives, employees, contractors or subcontractors arising out of, relating to or incident to the performance of this Agreement. Transco shall immediately notify Customer in writing of any such Claim for which Customer shall be requested to indemnify the Transco Indemnified Parties hereunder.

         C. Without limitation of the foregoing, if damage occurs to Transco's pipeline for which Customer shall be obligated to indemnify Transco hereunder, Customer shall (1) reimburse Transco for all reasonable costs and expenses Transco incurs to repair the damage and replace any lost natural gas, and (2) hold harmless, defend and indemnify the Transco Indemnified Parties from and against all Claims resulting from any inability by Transco to render service obligations to its customers. The method of repair, replacement, remediation and other remedies shall be at the sole discretion of Transco.

         D. Without limitation of the foregoing, if damage occurs to Customer's pipeline for which Transco shall be obligated to indemnify Customer hereunder, Transco shall (1) reimburse Customer for all reasonable costs and expenses Customer incurs to repair the damage and replace any lost natural gas, and (2) hold harmless, defend and indemnify the Customer Indemnified Parties from and against all Claims resulting from any inability by Customer to render service obligations to its customers. The method of repair, replacement, remediation and other remedies shall be at the sole discretion of Customer.


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                                    ARTICLE V
                                    INSURANCE

         A. Customer and Transco shall, at all times while the Interconnection and all other appurtenant facilities hereunder are being constructed, operated and maintained, carry and maintain in full force, with reliable insurance companies, the following types of insurance, with not less than the minimum limits set out below.

         1. Workers' Compensation insurance with statutory limits in compliance with all applicable state and federal laws, and Employers' Liability insurance with limits not less than $1,000,000 each accident, $1,000,000 disease-policy limit, $1,000,000 disease-each employee. If work is to be performed in North Dakota, Ohio, Washington, Wyoming or West Virginia, the appropriate state fund(s) will be participated in to cover all eligible employees and provide a stop gap endorsement. If work is to be performed offshore or on navigable waterways, this insurance shall be endorsed to provide full Maritime Liability coverage, including Longshore and Harbor Workers' Compensation Act, including Outer Continental Shelf Land Act, Jones Act, death on High Seas Act and In Rem.

         2. Commercial or Comprehensive General Liability insurance, including coverage for contractual liability, independent contractors, products/complete operations, with limits not less than $2,000,000 per occurrence for bodily injury and property damage combined.

         3. If motorized vehicles are used in the construction, operations or maintenance hereunder, Automobile Liability insurance covering all owned, non-owned and hired vehicles with a limit of not less than $2,000,000 per occurrence for bodily injury and property damage combined.

         B. All of the above policies of Customer shall be endorsed to provide waivers of subrogation in favor of Transco.

         C. All of the above policies of Transco shall be endorsed to provide waivers of subrogation in favor of Customer.

         D. Under Customer's General Liability and Automobile Liability policies, Transco, its parent, subsidiary and affiliated companies will be named as additional insureds.


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         E. Customer and Transco shall require their contractors and subcontractors involved in the construction, operation or maintenance of the Interconnection and appurtenant facilities hereunder, to carry and maintain Workers' Compensation and Employer's Liability, Commercial or Comprehensive General Liability and Automobile Liability insurance coverages with limits as stated in Paragraph A above, and such requirements shall be enforced.

         F. Transco, at its option, may self insure all or any of the above coverages.

                                   ARTICLE VI
                                      TERM

         A. This Agreement shall become effective on the date first written above and shall continue in force and effect unless and until terminated as follows:

                  1. Upon default by either party in the performance of any provision, condition or requirement herein, the other party may give notice in writing to the party in default, specifying the default. Unless such default is cured within sixty (60) days, this Agreement may be terminated by written notice at the option of the party serving such notice of default.

                  2. Either party may terminate this Agreement forthwith by written notice to the other party (hereinafter the "Notice Party") if any of the following shall occur:

                           a. Notice Party dissolves, liquidates or terminates
its separate corporate existence;

                           b. Proceedings are commenced by or against Notice
Party for any relief under any bankruptcy or insolvency law, or any law relating to the relief of debtors, readjustment of indebtedness, reorganization, arrangement, composition or


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extension, and, if such proceedings have commenced against Notice Party, such proceedings shall not have been dismissed, nullified, stayed or otherwise rendered ineffective (but then only so long as such stay shall continue in force or such ineffectiveness shall continue) within ninety (90) days after such proceeding shall have commenced;

                           c. A decree or order of a court having jurisdiction
for the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of Notice Party or of a substantial part of its affairs, shall have been entered, and such decree or order shall have remained in force undischarged and unstayed for a period of ninety (90) days, or any substantial part of the property of Notice Party shall be sequestered or attached and shall not be returned to the possession of Notice Party or released from such attachment within ninety (90) days thereafter; or

                           d. Notice Party shall make a general assignment for
the benefit of creditors or shall admit in writing its inability to pay its debts generally as they become due.

                  3. By mutual agreement of the parties in writing.

         B. Termination of this Agreement shall not relieve either party from any obligation accruing or accrued prior to the date of such termination, nor shall such termination deprive a party not in default of any remedy otherwise available to it.

         C. Upon termination of this Agreement, Transco shall have the right to abandon all or a portion of the Tenaska Meter Station in place. Transco shall use all reasonable efforts to salvage any equipment reimbursed by Customer and refund the recovered amount to Customer.


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                                   ARTICLE VII
                               TARIFF/REGULATIONS

         This Agreement and all of the terms and conditions contained herein, and the respective obligations of the parties hereunder, are subject to the provisions of Transco's FERC Gas Tariff and all valid and applicable laws, orders, rules and regulations of duly constituted authorities having jurisdiction.

                                  ARTICLE VIII
                                  MISCELLANEOUS

         A. NOTICES. Unless otherwise indicated in this Agreement, any notice or other communication shall be in writing and may be sent by (1) personal delivery (including delivery by a courier service), (2) telecopy to the following telecopy numbers, or (3) registered or certified mail, postage prepaid, addressed as set forth below:

IF TO TRANSCO:

Transcontinental Gas Pipe Line Corporation
P. O. Box 1396
Houston, Texas 77251-1396
Telecopy: (713) 215-4269
For operating design and construction matters:
Attention:  Vice President - Operations

For all other matters:
Attention:  Vice President - Customer Service and Rates

IF TO CUSTOMER:

Tenaska Georgia Partners, L.P.
1044 North 115th Street, Suite 400
Omaha, NE 68154-4446
Telecopy:  402-691-9719
Attention:  Vice President Fuel Supply

         B. CUSTOMER'S REPRESENTATIVE. Ms. Rhonda Masker, telephone (402) 691-9518, shall be the official representative to whom Transco may contact on all matters


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relating to the administration of this Agreement. Decisions of Ms. Masker shall bind Customer, and such representative shall be changed only upon written notice to Transco. Mr. Jerry P. Guinane, telephone (402) 691-9508 shall be Customer's designated field contact whom Transco may contact in regard to the day to day construction activities of the project.

         C. ASSIGNMENT. Any assignment of rights or delegation of obligations hereunder by either party shall be void and of no force or effect without the prior written consent of the other party, which consent shall not be unreasonably withheld. Any such assignment shall not relieve the assigning party of its obligations under this Agreement unless otherwise agreed by the non-assigning party.

         D. WAIVER. No waiver by either party of any one or more defaults by the other party in the performance of any provision of this Agreement shall operate or be construed as a waiver of any other existing and/or future defaults under this Agreement, whether of a like or different character.

         E. CAPTIONS, EXHIBITS. The captions to each of the various articles are included only for convenience or reference and shall have no effect on, or be deemed a part of, the text of this Agreement. Exhibit A hereto is hereby incorporated herein by reference and made a part of this Agreement.

         F. AMENDMENTS. Except for changes to the rates, terms and/or conditions of Transco's FERC Gas Tariff filed by Transco, this Agreement may be amended only by written instrument signed by both parties.

         G. APPLICABLE LAW. THIS AGREEMENT AND ANY CLAIMS HEREUNDER SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAWS


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RULES OR PRINCIPLES THAT MIGHT REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER
JURISDICTION.

         H. SAVINGS CLAUSE. If any provision of this Agreement is adjudicated or otherwise found to be against public policy, void or unenforceable, then the provision shall be deleted or modified, in keeping with the express intent of the parties hereto, as necessary to render the remainder of this Agreement valid and enforceable. All deletions or modifications shall be the minimum required to effectuate the foregoing.

         I. JOINT PREPARATION. Every provision of this Agreement shall be considered as prepared through the joint efforts of the parties hereto and shall not be construed against either party as a result of the preparation or drafting thereof.









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IN WITNESS OF THE FOREGOING, duly authorized representatives of Transco and
Customer hereby execute duplicate originals of this Agreement as of the date first above written.

                             TRANSCONTINENTAL GAS PIPE LINE CORPORATION


                             By  /s/
                                 --------------------------------------
                                 Frank J. Ferazzi
                                 Vice President
                                 Customer Service and Rates


                             TENASKA GEORGIA PARTNERS, L.P.
                             By:  Tenaska Georgia I, L.P.
                             Managing General Partner

                             By:  Tenaska Georgia, Inc.
                             Managing General Partner

                             By  /s/
                                 --------------------------------------
                             Name:  Larry V. Pearson
                             Title:    Vice President





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                                    EXHIBIT A

I.       FACILITIES:

         A.       Transco's Facilities:

                  1.       Two 20" tap valve assemblies
                  2.       16" inlet piping including a ball valve
                  3. Meter station consisting of three 12" orifice meter tubes, two 30" headers, a 12" bypass, three 6" drip bottles, automatic tube switching controls and actuators
                  4. 16" outlet piping, including a ball valve, a check valve and an isolating flange assembly
                  5. Electronic flow computer, transmitter, battery and charger
                  6. Communications equipment consisting of radio, radio tower, modem, charger and solar panel
                  7. Self framing metal meter building with crane, all mounted on a concrete foundation
                  8. 24" seam-to-seam atmospheric condensate tank with secondary containment



         B.       Customer's Facilities:

                  1.       Provide electric power, if requested by Transco, for
                           its instruments and communications
                  2.       Tie-in to the 16" outlet piping of Transco's
                           interconnect at the isolating flange
                  3. Install all gas processing and controls as Tenaska deems necessary for its combustion turbine, such as pressure regulation, overpressure protection, check meters, gas heating, filter separation, valving and controls. All such equipment will be downstream of its tie-in with Transco. All equipment and piping which may be exposed to Transco's pipeline pressure must be designed to equal or exceed Transco's MOP.

         C. Transco's maximum operating pressure at M.P. 1001.73 is 800 psig.

II.      PROJECT COST ESTIMATE:

         Transco has estimated the reimbursable project cost to be $1,208,000. Transco has estimated the tax gross-up on the reimbursable cost to be $362,400. The total amount to be reimbursed by Customer is estimated to be $1,570,400